Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2010

Owens & Minor Reports Strong 2009 Financial Results

O&M demonstrates improvement in 4th quarter 2009 revenue & operating earnings

RICHMOND, VA….Owens & Minor (NYSE-OMI) today reported financial results for the fourth quarter ended December 31, 2009, including quarterly revenue of $2.04 billion, increased 4.2% when compared to revenue of $1.96 billion in the fourth quarter of 2008. Income from continuing operations for the quarter improved 16.9% to $32.0 million, or $0.76 per diluted share, compared to $27.4 million, or $0.66 per diluted share, for the same period last year. Net income for the fourth quarter increased 60.1% to $32.3 million, or $0.77 per diluted share, when compared to net income of $20.2 million, or $0.49 per diluted share, in the fourth quarter of 2008.

“Thanks to the hard work and dedication of everyone on our team, we ended 2009 with improvement in nearly every key measurement when compared to last year’s fourth quarter,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Throughout 2009, our teammates turned in a strong performance in managing through a major acquisition, on-boarding a significant amount of new business, completing our mainframe migration project, and installing automation equipment and voice-pick technology in many of our distribution centers. Together, we accomplished all of this without losing our collective focus on serving our customers, achieving operational excellence and advancing our strategic initiatives.”

2009 Full Year Results

For the year ended December 31, 2009, revenue was $8.04 billion, increased 11.0% from revenue of $7.24 billion in 2008. Income from continuing operations for the full year was $116.9 million, or $2.79 per diluted share, increased 15.4% compared to $101.3 million, or $2.44 per diluted share, in 2008. For 2009, net income increased 12.1% to $104.7 million, or $2.50 per diluted share, when compared to net income of $93.3 million, or $2.25 per diluted share, for the same period last year.

“We are very pleased that our annual results, even when excluding the positive impact of the credit for the third quarter LIFO provision and considering the challenging business environment in 2009, are well within the guidance ranges we provided for 2009,” said Smith.

Results from discontinued operations reflect the January 2009 sale of certain assets of the company’s direct-to-consumer diabetes supply (DTC) business and losses resulting primarily from pre-tax charges associated with exiting the business. The loss from discontinued operations in 2009 was $12.2 million, or $0.29 per diluted share, compared to a loss in 2008 of $7.9 million, or $0.19 per diluted share. Results for 2009 and 2008 also reflect the impact of the October 2008 acquisition of certain assets and liabilities of The Burrows Company and the resulting transition of the business to Owens & Minor during 2009.

Asset Management

For the year, operating cash flow from continuing operations was $165.3 million, an increase when compared to $62.9 million last year. Cash provided by discontinued operations for the same period was $73.3 million, including $63.0 million received in January 2009 from the sale of certain assets of the DTC business. As of the end of 2009, long-term debt was approximately $208 million, compared to long-term debt of approximately $359 million at the end of 2008. Days sales outstanding (DSO) were very favorable at 21.4 days, improved when compared to DSO of 24.5 days last year. Inventory turns were 10.6, compared to turns of 10.9 for the same period last year.

2010 Outlook

“Based on historical trends, we believe that we will pick up momentum during the course of 2010, as we gain leverage from our strategic investments and begin realizing further improvements in operating margin,” said Smith. “For the year, we are targeting revenue growth in a range of 4% to 6% compared to 2009, and income per diluted share in a range of $2.90 to $3.05.”

The 2010 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•

The Owens & Minor board of directors on February 8, 2010, approved a 15% increase in the first quarter 2010 dividend. The first quarter 2010 dividend of $0.265 per share is payable on March 31, 2010, to shareholders of record as of March 15, 2010.

•

Owens & Minor will participate in the UBS 20th Annual Global Healthcare Services Conference in New York. Owens & Minor is scheduled to present to investors on Wednesday, February 10, 2010, at 8:30 a.m. EST. A webcast of the event will be available on the company’s website at www.owens-minor.com.

•

Owens & Minor is participating in Haiti relief efforts on a variety of fronts, including donations of medical supplies and products to a wide range of relief organizations. Through its contracts with the U.S. Department of Defense, Owens & Minor has supplied various military units with vital medical and surgical supplies. Finally, Owens & Minor is making a donation to the American Red Cross and is matching its teammates’ donations to that organization.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, February 9, 2009, at 8:30 a.m. ET. Participants may access the call at 877-748-0043 with access code #51942770. The international dial-in number is 706-758-5871 with access code #51942770. Webcast: Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code #51942770.

A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Owens & Minor uses its Web site as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

# # # #

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2009	2008

Revenue	$2,040,424	$1,957,848
Cost of revenue	1,839,183	1,764,892

Gross margin	201,241	192,956
Selling, general and administrative expenses	140,089	141,015
Depreciation and amortization	6,682	5,612
Other operating income, net	(1,287)	(2,009)

Operating earnings	55,757	48,338
Interest expense, net	3,194	3,339

Income before income taxes	52,563	44,999
Income tax provision	20,524	17,590

Income from continuing operations	32,039	27,409
Income (loss) from discontinued operations, net of tax	308	(7,206)

Net income	$32,347	$20,203

Income (loss) per common share - basic:
Continuing operations	$0.77	$0.66
Discontinued operations	$0.01	$(0.17)
Net income per share - basic	$0.78	$0.49
Income (loss) per common share - diluted:
Continuing operations	$0.76	$0.66
Discontinued operations	$0.01	$(0.17)
Net income per share - diluted	$0.77	$0.49

Weighted average shares - basic	41,301	40,930
Weighted average shares - diluted	41,525	41,224

	Year Ended December 31,
	2009	2008

Revenue	$8,037,624	$7,243,237
Cost of revenue	7,250,709	6,525,977

Gross margin	786,915	717,260
Selling, general and administrative expenses	565,620	521,401
Depreciation and amortization	25,265	21,955
Other operating income, net	(5,245)	(6,821)

Operating earnings	201,275	180,725
Interest expense, net	13,028	15,999

Income before income taxes	188,247	164,726
Income tax provision	71,388	63,469

Income from continuing operations	116,859	101,257
Loss from discontinued operations, net of tax	(12,201)	(7,930)

Net income	$104,658	$93,327

Income (loss) per common share - basic:
Continuing operations	$2.81	$2.46
Discontinued operations	$(0.29)	$(0.19)
Net income per share - basic	$2.52	$2.27
Income (loss) per common share - diluted:
Continuing operations	$2.79	$2.44
Discontinued operations	$(0.29)	$(0.19)
Net income per share - diluted	$2.50	$2.25

Weighted average shares - basic	41,144	40,793
Weighted average shares - diluted	41,389	41,174

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$96,136	$7,886
Accounts and notes receivable, net	498,080	521,311
Merchandise inventories	689,889	679,069
Other current assets	57,962	71,329
Current assets of discontinued operations	—	32,199

Total current assets	1,342,067	1,311,794
Property and equipment, net	84,965	76,949
Goodwill, net	247,271	252,412
Intangible assets, net	27,809	27,802
Other assets, net	44,976	44,875
Other assets of discontinued operations	—	62,358

Total assets	$1,747,088	$1,776,190

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$546,989	$513,026
Accrued payroll and related liabilities	34,885	40,018
Other accrued liabilities	116,303	103,429
Current liabilities of discontinued operations	1,939	11,038

Total current liabilities	700,116	667,511
Long-term debt, excluding current portion	208,418	359,237
Other liabilities	69,375	60,391

Total liabilities	977,909	1,087,139

Shareholders’ equity
Common stock	83,827	82,881
Paid-in capital	193,905	180,074
Retained earnings	504,480	438,192
Accumulated other comprehensive loss	(13,033)	(12,096)

Total shareholders’ equity	769,179	689,051

Total liabilities and shareholders’ equity	$1,747,088	$1,776,190

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2009	2008

Operating activities:
Net income	$104,658	$93,327
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations	12,201	7,930
Depreciation and amortization	25,265	21,955
Deferred income tax provision	10,869	17,618
Share-based compensation expense	7,035	7,563
Provision for losses on accounts and notes receivable	3,976	4,274
Provision for LIFO reserve	2,708	13,172
Loss on interest rate swaps	—	3,141
Changes in operating assets and liabilities:
Accounts and notes receivable	19,255	(48,464)
Merchandise inventories	(13,528)	(56,156)
Accounts payable	(18,755)	(13,584)
Net change in other current assets and current liabilities	12,722	9,833
Other, net	(1,086)	2,269

Cash provided by operating activities of continuing operations	165,320	62,878

Investing activities:
Additions to property and equipment	(19,746)	(17,669)
Additions to computer software	(12,543)	(9,281)
Net cash received (paid) related to acquisition of business	6,994	(96,790)
Proceeds from the sale of property and equipment	4,080	409

Cash used for investing activities of continuing operations	(21,215)	(123,331)

Financing activities:
Net (payments) borrowings on revolving credit facility	(150,578)	73,670
Cash dividends paid	(38,370)	(33,048)
Increase in drafts payable	52,718	11,316
Proceeds from exercise of stock options	6,593	8,968
Excess tax benefits related to share-based compensation	2,570	3,421
Proceeds from termination of interest rate swaps	—	3,795
Other, net	(2,045)	(2,859)

Cash (used for) provided by financing activities of continuing operations	(129,112)	65,263

Discontinued operations:
Operating cash flows	10,257	(7,115)
Investing cash flows	63,000	(204)

Net cash provided by (used for) discontinued operations	73,257	(7,319)

Net increase (decrease) in cash and cash equivalents	88,250	(2,509)

Cash and cash equivalents at beginning of period	7,886	10,395

Cash and cash equivalents at end of period	$96,136	$7,886

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Operating results:
Revenue	$2,040,424	$2,034,792	$2,013,780	$1,948,628	$1,957,848

Gross margin	$201,241	$204,342	$197,699	$183,633	$192,956
Gross margin as a percent of revenue	9.86%	10.04%	9.82%	9.42%	9.86%

SG&A expense	$140,089	$142,162	$143,972	$139,397	$141,015
SG&A expense as a percent of revenue	6.87%	6.99%	7.15%	7.15%	7.20%

Operating earnings	$55,757	$56,692	$48,946	$39,880	$48,338
Operating earnings as a percent of revenue	2.73%	2.79%	2.43%	2.05%	2.47%

Income from continuing operations	$32,039	$34,687	$27,775	$22,358	$27,409
Income (loss) from discontinued operations, net of tax	$308	$—	$(4,127)	$(8,382)	$(7,206)
Net income	$32,347	$34,687	$23,648	$13,976	$20,203

Income (loss) per common share - basic:
Continuing operations	$0.77	$0.83	$0.67	$0.54	$0.66
Discontinued operations	$0.01	$—	$(0.10)	$(0.20)	$(0.17)
Net income per share - basic	$0.78	$0.83	$0.57	$0.34	$0.49

Income (loss) per common share - diluted:
Continuing operations	$0.76	$0.83	$0.67	$0.54	$0.66
Discontinued operations	$0.01	$—	$(0.10)	$(0.20)	$(0.17)
Net income per share - diluted	$0.77	$0.83	$0.57	$0.34	$0.49

Accounts receivable:
Accounts and notes receivable, net (2)	$498,080	$509,497	$500,204	$511,875	$521,311

Days sales outstanding (1) (2)	21.4	23.0	22.6	23.6	24.5

Inventory:
Merchandise inventories (2)	$689,889	$679,459	$696,955	$702,253	$679,069

Average inventory turnover (1) (2)	10.6	10.5	10.4	10.3	10.9

Financing:
Long-term debt, excluding current portion	$208,418	$207,999	$208,326	$212,596	$359,237

Stock information:
Cash dividends per common share	$0.23	$0.23	$0.23	$0.23	$0.20

Stock price at quarter-end	$42.93	$45.25	$43.82	$33.13	$37.65

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.
(2)	Based on results from continuing operations.

Certain adjustments have been made to prior period amounts to conform to current year presentation.